Exhibit 6


                                                                     (Exhibit A)

[QCS Letterhead]

                                               June 17, 1998


Dear Series A Investors:

                  This letter sets forth the terms of an agreement in principle between QCS Corporation (the "Corporation") and the holders (the "Series A Investors") of Series A Preferred Stock (the "Series A Preferred Stock") of the Corporation which would be acceptable to the undersigned in connection with a proposed recapitalization (the "Recapitalization") of the Corporation. This letter follows preliminary discussions between the Corporation and the Series A Investors during which it was concluded that it is desirable for both the Series A Investors and the Corporation to enter into this agreement in principle, which is intended to be binding on the parties to the extent of the terms hereof, for the purpose of simplifying the Corporation's capital structure.

                  Each undersigned Series A Investor (the "Holder") agrees that such Holder will participate in a Recapitalization and enter into such additional legally binding agreements and shareholder consents and approvals as may be required and which shall be reasonably acceptable to such Holder. The Recapitalization that each Holder agrees to participate in shall provide for the following:

                  1. Restructuring of Series A Dividend. The Corporation and the
                     Series A Investors shall take all necessary action to eliminate the dividend on the Series A Preferred Stock and all rights to receive the accrued dividend as indicated on the Corporations' financial statements for periods up to and including the closing of the Recapitalization shall be waived by the Series A Investors. In place of the dividend, the Series A Investors shall be issued, on a pro-rata basis, shares of preferred stock of the Corporation. The shares of preferred stock issued pursuant to this right should rank pari passu with the Series A Preferred Stock and have the same voting and other rights as the Series A Preferred Stock. The number of shares that the Series A Investors will be entitled to purchase shall be determined by dividing (a) the accrued dividend as of the date of closing of the Recapitalization by (b) 66 2/3 % of the average of the bid and ask prices of the Corporation's common stock for the twenty (20) trading days prior to the closing of the Recapitalization as reported on the Over-The-Counter Bulletin Board reporting system (the "Average Price"). In addition, the Corporation shall provide registration rights for such purchased shares of preferred stock on terms no less favorable than the registration rights currently provided to the Series A Investors;



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                  2. Indemnification; Payment of Costs. The Corporation shall indemnify each Holder and hold it harmless from any liability, damages, claims, losses, penalties, costs or expense incurred by such Holder in connection with, or as a result of, the Recapitalization. The foregoing indemnification shall not apply to any taxes which may be payable by Holder as a result of the Recapitalization and Holder's legal fees and expenses incurred in the course of the negotiation and preparation of any documentation required in connection with the Recapitalization; and

                  3. Compliance With Laws. The Corporation shall take all
                     necessary actions to ensure that the Recapitalization is in compliance with all laws, rules and regulations applicable to the Corporation or a Holder. Upon request of a Holder, the Corporation shall provide a Holder with an opinion of counsel that the Recapitalization has been consummated in compliance with all applicable laws as well as to any other matters reasonably requested by such Holder.

                  Each Holder understands that the Corporation is in the process of obtaining similar letters to be executed by the holders of 80% or more of the Series A Preferred Stock. In the event that the Corporation obtains letters executed by holders of 80% or more of the Series A Preferred Stock, the Corporation shall provide prompt notice thereof to each Holder and this Agreement shall be binding on each Holder through June 30, 1998. In the event an 80% agreement is not obtained by the Corporation on or before June 30, 1998, then this agreement shall automatically terminate with no further action on the party of either party being required and shall be of no further force or effect.

                  This letter supersedes prior discussions and agreements of the parties relating to the subject matter hereof. The terms hereof may only be amended by a writing executed by the Corporation and each Series A Investor.

                  If you are in agreement with the foregoing, please so indicate by signing below and returning one signed copy of this letter to the undersigned.

                                                     Sincerely,

                                                     QCS CORPORATION

                                                     /s/ Marcel van Heesewijk

                                                     Marcel van Heesewijk
                                                     Chairman of the Board



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